CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108885-01 on Form S-3 of our reports dated March 14, 2005, relating to the financial statements of Gables Realty Limited Partnership, except for Notes 3, 4, 5, 10, and 14 as to which the date is August 23, 2005, appearing in this Current Report on Form 8-K of Gables Realty Limited Partnership, and the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting dated March 14, 2005, appearing in the Annual Report on Form 10-K of Gables Realty Limited Partnership for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 23, 2005

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